Exhibit 10.43

REGULATORY AMENDMENT FOR THE CAPITATED FINANCIAL ALIGNMENT
DEMONSTRATION PRODUCT TO MOLINA HEAL TH CARE OF CALIFORNIA GROUP/IPA
PROVIDER SERVICES AGREEMENT(S)

This Regulatory Amendment for the Capitated Financial Alignment Demonstration Product to the Group/IPA Provider Services Agreement(s}, or other health care service contract applicable to Provider (the "Amendment") is made and entered into by and between Molina Healthcare of California ("Health Plan") and Pacific Healthcare IPA Associates, Inc. ("Provider").

A. Whereas, Health Plan and Provider have previously entered into a Group/IPA Provider Services Agreement, or other corresponding health care services agreement or contract as may have been amended from time to time ("Agreement"); and

B. Whereas, Health Plan desires to amend the Agreement to add regulatory provisions that Provider and Health Plan must remain in compliance with for the Capitated Financial Alignment Demonstration Product as governed by the 3-way agreement between DHCS, CMS and Health Plan and applicable regulations.

NOW, THEREFORE, in consideration of the promises, covenants and warranties stated herein, both parties agree as follows:

1.	Section 5.11 Attachments (or equivalent section of the Agreement) is amended to add the following to the list of Attachments which are part of the Agreement:

Attachment M -Capitated Financial Alignment Demonstration Program Requirements
Attachment M-1- Capitated Financial Alignment Demonstration Program Requirements Delegated Services

2.	Attachment M-Capitated Financial Alignment Demonstration Program Requirements, attached hereto, is hereby added to the Agreement.

3. Attachment M-1- Capitated Financial Alignment Demonstration Program Requirements-Delegated
Services, attached hereto, is hereby added to the Agreement.

4.
Health Plan and Provider acknowledge that Attachment H, Medicare Program Requirements Healthcare Services, and Attachment H-1, Medicare Program Requirements-Delegated Services, are applicable only to Health Plan's Medicare Advantage (Molina Medicare Options) and Medicare Advantage Special Needs Plan (Molina Medicare Options Plus) programs, and nothing in this Amendment or Agreement shall be construed to apply such requirements to the Medicare-Medicaid Program, otherwise known as the Capitated Financial Alignment Demonstration.

5.
Health Plan and Provider acknowledge that the Capitated Financial Alignment product is part of the Medicare-Medicaid Program and is not a sub-product under the Medicare or Medicaid Products. In the event that the Capitated Financial Alignment Demonstration was categorized as a sub-productunder the Medicare or Medicaid Program in the Agreement or previous Amendments, they will now be treated as a separate product under the Capitated Financial Alignment Demonstration Program.

6.	Compliance with Applicable Law, section 2.9 (or equivalent section of the Agreement), is modified to add the following subsection, which reads:

Provider acknowledges that all Covered Services rendered pursuant to the Medicare-Medicaid Program are subject to the additional provisions set forth in Attachment M.

7.
Pursuant to Section 5.6, Amendment, or equivalent section of the Agreement, Health Plan may amend this Agreement to maintain compliance with any state or federal law, policy, directive or government sponsored program by providing forty-five (45) business days' notice, unless a shorter time is necessary for compliance.

8. Effective Date. This Amendment shall become effective immediately upon receipt.

9. Use of Defined Terms. Unless otherwise defined in this Amendment, capitalized terms utilized in this Amendment will have the same meaning(s) ascribed to such terms in the Agreement.

10.	No Other Modifications. Except as provided herein, the terms and conditions of the Agreement shall remain the same, in full force and effect.

ATTACHMENT M
Capitated Financial Alignment Demonstration Program Requirements

This attachment sets forth the applicable Capitated Financial Alignment Demonstration Program requirements, which is otherwise known as the Medicare-Medicaid Program, covering the provision of health care services that are required by CMS and the State of California to be included in contracts and/or agreements between; (i) health plans I health maintenance organizations, and (ii) providers of health care services, authorized assignees, delegates or subcontractors. This attachment is hereby incorporated into the Agreement, and both will be automatically modified to conform to subsequent changes or amendments by CMS and the State of California requirements set forth herein. All terms and conditions of the Agreement not specifically modified by this attachment remain unchanged and will control. In the event of any inconsistency between this attachment and the Agreement, the terms and conditions of this attachment will control, notwithstanding anything to the contrary in the Agreement. Capitalized terms utilized in this attachment will have the same meanings ascribed to them in the Agreement unless otherwise set forth in this attachment and the applicable statute(s).

1.
Downstream Compliance. Provider agrees to require all of its first tier, downstream, and related entity(ies) that provide any services benefiting Health Plan's Medicare-Medicaid Program Members to agree in writing to all of the terms provided herein.

2.
Right to Audit. HHS, the Comptroller General, or their designees have the right to audit, evaluate, and inspect any pertinent information, including books, contracts, computer or other electronic systems, including medical records. Provider agrees to make available, for the purposes specified in this paragraph, its premises, physical facilities and equipment, records relating to its Medicare-Medicaid Program Members, and any additional relevant information that CMS may require. HHS, the Comptroller General, or their designee's right to inspect, evaluate, and audit extends through ten (10) years from the end of the final contract period between Health Plan and CMS or completion of audit, whichever is later.

3. Confidentiality. Provider will comply with the confidentiality and Medicare-Medicaid Program Member record accuracy requirements set forth in 42 CFR 422.118.

4. Hold Harmless/Cost Sharing. Provider agrees it may not under any circumstances, including nonpayment of moneys due to the providers by the Health Plan, insolvency of the Health Plan, or breach of this Agreement, bill, charge, collect a deposit, seek compensation, remuneration, or reimbursement from, or have any recourse against the Medicare-Medicaid Program Member, or any persons other than the Health Plan acting on their behalf, for services provided in accordance with this Agreement. The Hold Harmless clause will survive the termination of this Agreement, regardless of the cause of termination. In addition, Medicare-Medicaid Program Members will not be held liable for any Medicare Part A and B cost sharing. Specifically, Medicare Parts A and B services will be provided at zero-cost share to the Medicare-Medicaid Program Member.5.    Accountability. Health Plan may only delegate activities or functions to a first tier, downstream, or related entity, in a manner that is consistent with the provisions set forth in Attachment M-lof this Agreement.

6.
Delegation. Any services or other activity performed by a first tier, downstream, or related entity in accordance with a contract or written agreement will be consistent and comply with the Health Plan's contract with CMS and DHCS.

7.	Prompt Payment. Health Plan and Provider agree that Health Plan will pay all Clean Claims for Covered Services, which are determined by Health Plan to be payable, within sixty (60) days of the date such Claim is delivered by Provider to Health Plan and Health Plan determines such Claim is complete/clean.

8.	Reporting. Provider agrees to provide relevant data to support Health Plan in complying with the requirements set forth in 42 CFR 422.516 and 42 CFR 422.310.

9.	Compliance with Medicare Laws and Regulations. Provider will comply with all federal and state laws, regulations, and CMS instructions.

10. Benefit Continuation. Provider agrees to provide for continuation of Medicare-Medicaid Program Member health care benefits (i) for all Medicare-Medicaid Program Members, for the duration of the period for which CMS has made payments to Health Plan for Medicare services; and (ii) for Medicare-Medicaid Program Members who are hospitalized on the date Health Plan's contract with CMS terminates, or, in the event of insolvency, through discharge.

11. Cultural Considerations. Provider agrees that services are provided in a culturally competent manner to all Medicare-Medicaid Program Members, including those with limited English proficiency or reading skills, and diverse cultural and ethnic backgrounds.

12. Provider will render all services in accordance with Health Plan's contractual obligations to CMS and DHCS.

13. Provider will render all services associated with the Medicare-Medicaid Program, which is otherwise known as the Capitated Financial Alignment Demonstration, in compliance with 42 C.F.R. § § 422.504, 423.505, and 438.6(1).

14. Provider must maintain Medicare-Medicaid Program Member records and information in an accurate and timely manner.

15. Provider must comply with the Federal Emergency Medical Treatment and Labor Act (EMT ALA) and all requirements outlined in 42 U.S. Code § 1395dd and Health Plan will not create any policies that conflict with the Provider's obligations under EMTALA.

16. Provider may not close or otherwise limit its acceptance of Medicare-Medicaid Program Members as patients unless the same limitations apply to all commercially insured Medicare-Medicaid Program Members.

17. Health Plan may not refuse to contract or pay an otherwise eligible health care provider for the provision of Covered Services solely because such provider has in good faith:

a.
Communicated with or advocated on behalf of one or more of his or her prospective, current or former patients regarding the provisions, terms or requirements of the Health Plan's health benefit plans as they relate to the needs of such provider's patients; or

b.
Communicated with one or more of his or her prospective, current, or former patients with respect to the method by which such provider is compensated by the Health Plan for services provided to the patient.

18. Provider is not required to indemnify Health Plan for any expenses and liabilities, including, without limitation, judgments, settlements, attorneys' fees, court costs and any associated charges, incurred in connection with any claim or action brought against the Health Plan based on the Health Plan's management decisions, utilization review provisions or other policies, guidelines or actions.

19. Prior written approval must be obtained from DHCS before this Agreement is assigned or delegated.

20. Provider is required to provider interpreter services to Members.

21. Provider must timely gather, preserve and provide to DHCS, any records in the Provider's possession.

22. Provider must comply with all applicable requirements governing physician incentive plans, including but not limited to such requirements appearing at 42 C.F.R. Parts 417, 422, 434, 438, and 1003.

23. Health Plan shall make no payment to Provider for a provider preventable condition as defined by law.

ATTACHMENT M-1
Capitated Financial Alignment Demonstration Program Requirements - Delegated
Services

This attachment sets forth the applicable Capitated Financial Alignment Demonstration Program requirements, which is otherwise known as the Medicare-Medicaid Program, covering the delegation to Provider of any management responsibilities or administrative services, if any, that are required by CMS to be included in contracts and/or agreements between; (i) health plans I health maintenance organizations, and (ii) providers of health care services, authorized assignees, delegates or subcontractors. This attachment is hereby incorporated into the Agreement, and both will be automatically modified to conform to subsequent changes or amendments by CMS or DHCS to any Government Program requirements set forth herein. All terms and conditions of the Agreement not specifically modified by this attachment remain unchanged and will control. In the event of any inconsistency between this attachment and the Agreement, the terms and conditions of this attachment will control, notwithstanding anything to the contrary in the Agreement. Capitalized terms utilized in this attachment will have the same meanings ascribed to them in the Agreement unless otherwise set forth in this attachment and the applicable statute(s).

1.
Downstream Compliance. Provider agrees to require all of its first tier, downstream, and related entity(s) that provide any services benefiting Health Plan's Medicare-Medicaid Program Members to agree in writing to all of the terms provided herein.

2. Medicare Compliance. Provider will comply with all federal and state laws, regulations, and CMS instructions.

3. Confidentiality. Provider will comply with the confidentiality and Medicare-Medicaid Program Member record accuracy requirements set forth in 42 CFR 422.118.

4. Right to Audit. HHS, the Comptroller General, or their designees have the right to audit, evaluate, and inspect any books, contracts, records, including medical records and documentation that pertain to any aspect of services performed, reconciliation of benefit liabilities, and determination of amounts payable under the contract, or as the Secretary may deem necessary to enforce Health Plan's contract with CMS. Provider agrees to make available, for the purposes specified in this paragraph, its premises, physical facilities and equipment, records relating to its Medicare-Medicaid Program Members, and any additional relevant information that CMS may require. HHS, the Comptroller General, or their designee's right to inspect, evaluate, and audit extends through ten (10) years from the end of the final contract period or completion of audit, whichever is later.

5.
Responsibilities and Reporting Arrangements. The Agreement specifies the delegated activities and reporting responsibilities, if any. To the extent applicable, Provider will support Health Plan in complying with the reporting requirements set forth in 42 CFR 422.516 and 42 CFR 310 by providing relevant data.

6.
Revocation of Delegated Activities. In the event CMS, DHCS or Health Plan determines, in its sole discretion, that Provider has not performed the delegated activities or functions satisfactorily, the delegated activities will be revoked.

7.
Accountability. Notwithstanding any relationship(s) Health Plan may have with first tier, downstream, and related entities, Health Plan maintains ultimate responsibility for adhering to and otherwise fully complying with all terms and conditions of its contract with CMS. Any services or other activity performed by a first tier, downstream, or related entity in accordance with a contract or written agreement will be consistent and comply with the Health Plan's contract with CMS.

8.
Credentialing. If Provider is delegated credentialing activities, Provider's credentialing process will be reviewed and approved by Health Plan, and such credentialing process will be audited by Health Plan on an ongoing basis; further, Provider agrees that its credentialing process will comply with all applicable NCQA standards. Health Plan retains the right to approve, suspend, or terminate any credentialing delegation arrangement.

9.
Monitoring. Notwithstanding any relationship(s) Health Plan may have with first tier, downstream, and related entities, Health Plan maintains ultimate responsibility for adhering to and otherwise fully complying with all terms and conditions of its contract with CMS. Any services or other activity performed by a first tier, downstream, or related entity in accordance with a contract or written agreement will be consistent and comply with the Health Plan's contractual obligations. Health Plan will monitor the performance of first tier, downstream, and related entities.

10. Further Requirements. Any services or other activity performed by a first tier, downstream, or related entity in accordance with a contract or written agreement will be consistent and comply with Health Plan's contractual obligations. If Health Plan delegates selection of the providers, contractors, or subcontractor to another organization, Health Plan retains the right to approve, suspend, or terminate any such arrangement.